Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made the 15th day of October, 2009, by and among THE ST. JOE COMPANY, a Florida corporation, ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C., a Delaware limited liability company, ST. JOE FINANCE COMPANY, a Florida corporation, the LENDERS listed on the signature pages hereof and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.

R E C I T A L S:

The Borrower, the Initial Guarantors, the Administrative Agent and the Lenders entered into a certain Credit Agreement dated as of September 19, 2008, as amended by a First Amendment to Credit Agreement dated October 30, 2008, a Second Amendment to Credit Agreement dated February 20, 2009 and a Third Amendment to Credit Agreement dated May 1, 2009 (referred to herein, as so amended, as the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrower and the Guarantors have requested the Administrative Agent and the Lenders to (i) change the definition of “Termination Date” within the Credit Agreement and (ii) amend Sections 2.06, 2.07, 5.01, 5.07, 5.12, 5.30 and 5.38 of the Credit Agreement, as set forth herein. The Lenders, the Administrative Agent, the Guarantors and the Borrower desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.

SECTION 2.01. Amendment to Section 1.01. The definition of “Termination Date” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Termination Date” means the earlier to occur of (i) September 19, 2012, (ii) the date the Revolver Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Revolver Commitments entirely pursuant to Section 2.09.

SECTION 2.02. Amendment to Section 2.06(a). Section 2.06(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 2.06 Interest Rates.

(a) “Applicable Margin” shall be determined by the Administrative Agent from time to time, based upon the ratio of Total Indebtedness to Total Asset Value (as set forth in the Margin and Fee Rate Certificate most recently delivered by the Borrower pursuant to Section 5.01(j)), as follows:

Ratio of Total Indebtedness to Total Asset Value	Euro-Dollar Loans and Letters of Credit	Base Rate Loans

Greater than or equal to 40%	2.75%	1.75%
Greater than or equal to 25% but less than 40%	2.50%	1.50%
Greater than or equal to 10% but less than 25%	2.25%	1.25%
Less than 10%	2.00%	1.00%

Any adjustment to the Applicable Margin shall be effective (a) in the case of a Margin and Fee Rate Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 5.01(b), as of the date 55 days following the end of the last day of the applicable Fiscal Quarter covered by such Margin and Fee Rate Certificate, (b) in the case of a Margin and Fee Rate Certificate delivered in connection with annual financial statements of the Borrower delivered pursuant to Section 5.01(a), as of the date 85 days following the end of the last day of the applicable Fiscal Year covered by such Margin and Fee Rate Certificate, and (c) in the case of any other Margin and Fee Rate Certificate, as of the date 5 Domestic Business Days following the Administrative Agent’s request for such Margin and Fee Rate Certificate. If the Borrower fails to deliver a Margin and Fee Rate Certificate pursuant to Section 5.01(j), the Applicable Margin shall be determined as if the ratio of Total Indebtedness to Total Asset Value is greater than 40% until the date of the delivery of the required Margin and Fee Rate Certificate. As of the Closing Date, and thereafter until changed as provided above, the Applicable Margin shall be determined as if the ratio of Total Indebtedness to Total Asset Value is less than 10%. Any change in the Applicable Margin on any day shall result in a corresponding change, effective on and as of such day, in the interest rate applicable to the Advances and in the fees applicable to each Letter of Credit outstanding on such day; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on such day. In the event that any financial statement or Margin and Fee Rate Certificate delivered pursuant to Section 5.01 is shown to be, or becomes known to be, inaccurate (regardless of whether this Agreement or the Revolver Commitments are in effect when such inaccuracy is discovered, provided that neither the Administrative Agent nor any Lender shall request payment pursuant to this sentence more than two years after the termination of this Agreement and the Revolver Commitments and the payment in full of the principal of and interest on all Advances), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin under this Section 2.06 for any period rather than the Applicable Margin applied for such period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Margin and Fee Rate Certificate and related financial information for such period, (ii) the Applicable Margin shall be at the actual Applicable Margin under this Section 2.06 for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such period. The provisions of this Section 2.06(a) and this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Sections 2.06(b) or 2.06(c) or Article VI and shall survive the termination of this Agreement and the Revolver Commitments. For the purposes of determining the ratio of Total Indebtedness to Total Asset Value, indebtedness of a Qualified SPE attributable to Qualified Senior Notes shall be excluded and Qualified Installment Sale Notes shall not be included in determinations of Total Asset Value.

SECTION 2.03. Amendment to Section 2.06(c). Section 2.06(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted London InterBank Offered Rate for such Interest Period; provided, however, that interest on each Euro-Dollar Advance shall in no event be less than four percent (4%) per annum. Such interest shall be payable for each Interest Period on the last day thereof, provided that interest on Index Euro-Dollar Advances shall be payable on each Interest Payment Date while such Index Euro-Dollar Advance is outstanding and the date such Index Euro-Dollar Advance is converted to a Tranche Euro-Dollar Advance or repaid. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “London InterBank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Advance.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London InterBank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

SECTION 2.04. Amendment to Sections 2.07(a) and (b). Sections 2.07(a) and (b) of the Credit Agreement are amended and restated to read in their entirety as follows:

(a) The Borrower shall pay to the Administrative Agent for the ratable account of each Lender an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Lender’s Unused Revolver Commitment, times (ii) a per annum percentage equal to .50%. Such unused commitment fee shall accrue from and including the Fourth Amendment Effective Date to and including the Termination Date. Unused commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided that should the Revolver Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

(b) “Unused Revolver Commitment” means at any date, with respect to any Lender, an amount equal to its Revolver Commitment less the sum of: (i) the aggregate outstanding principal amount of its Revolver Advances (excluding Swing Advances); (ii) such Lender’s pro rata share of the aggregate outstanding principal amount of all advances made by the Letter of Credit Issuer pursuant to Section 11; and (iii) such Lender’s pro rata share of the Undrawn Amounts.

SECTION 2.05. Amendment to Section 5.01(j). Section 5.01(j) of the Credit Agreement is amended and restated to read in its entirety as follows:

(j) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, and within 5 Domestic Business Days of the Administrative Agent’s request with respect to any other date, a certificate (the “Margin and Fee Rate Certificate”) substantially in the form attached hereto as Exhibit K, reflecting the information needed for a determination of the ratio of Total Indebtedness to Total Asset Value and the Applicable Margin as at the end of such quarterly accounting period, fiscal year or other date, as the case may be, in such form as Administrative Agent shall in its sole discretion approve, together with Borrower’s calculation of the ratio of Total Indebtedness to Total Asset Value and the Applicable Margin, all as at the end of such quarterly accounting period, fiscal year or other date, as the case may be. Such Margin and Fee Rate Report shall be certified as to truth and accuracy by the Chief Financial Officer or other authorized officer of Borrower;

SECTION 2.06. Amendment to Section 5.07. Section 5.07 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.07. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall at no time be less than $800,000,000, plus 100% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received during any period after June 30, 2008, calculated quarterly at the end of each Fiscal Quarter.

SECTION 2.07. Amendment to Section 5.12. Section 5.12 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.12. Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Sections 5.08 and 5.10(i) through (v) and except Investments in (i) Cash and Cash Equivalents, (ii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 12 months after the date of acquisition, (iii) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States Bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation or AA or the equivalent thereof by Moody’s Investors Service, Inc., (iv) any Guarantor; (v) existing Investments set forth on Schedule 5.12; (vi) Investments in Qualified Installment Sale Transactions, and (vii) Investments not otherwise permitted under this Section 5.12, made in the ordinary course of business that do not exceed $175,000,000 in the aggregate at any one time (exclusive of Qualified Installment Sale Transactions), and at the time when any such Investment is to be made, and after giving effect thereto, no Default or Event of Default exists.

SECTION 2.08. Amendment to Section 5.30. Section 5.30 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.30. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases), except for: (a) the Debt owed to the Lenders under the Loan Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.30; (c) intercompany Debt permitted by Section 5.10(iii), provided that such Debt is at all times subordinated to the Obligations pursuant to the Subordination Agreement; and (d) Debt not otherwise permitted under this Section 5.30, the aggregate outstanding principal amount of which shall not, at any time, exceed $175,000,000 (provided, however, indebtedness of a Qualified SPE in respect of Qualified Installment Sale Transactions shall not be subject to this Section).

SECTION 2.09. Amendment to Section 5.38(c). Section 5.38(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property of St. Joe Timberland that constitutes or is to constitute Collateral, St. Joe Timberland will, at its own expense, provide to the Administrative Agent appraisals (or reimburse the Administrative Agent for such appraisals as Administrative Agent elects to obtain) which satisfy the applicable requirements of Applicable Laws, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; provided, however, at any time a Trigger Event has occurred and is continuing, St. Joe Timberland will, at its own expense, provide to the Administrative Agent appraisals (or reimburse the Administrative Agent for such appraisals as Administrative Agent elects to obtain) in respect to all of the Mortgaged Property which satisfy the reasonable requirements of Administrative Agent in all material respects. As long as a Trigger Event is continuing, the Administrative Agent may require additional appraisals on all or any portion of the Mortgaged Property (at the sole expense of St. Joe Timberland) in its reasonable discretion.

SECTION 3. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Administrative Agent of all documents which the Administrative Agent may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Amendment and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation an Officer’s Certificate, signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party authorized to execute and deliver this Amendment and other Loan Documents, and certifying whether or not any changes to the entity’s Organizational Documents has taken place since May 1, 2009, and certified copies of, if applicable, a certificate of the Secretary of State of such Loan Party’s state of organization as to the good standing or existence of such Loan Party; and a copy of the Organizational Action taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party’s execution, delivery and performance of this Amendment;

(c) the fact that the representations and warranties of the Borrower and the Guarantors contained in Section 5 of this Amendment shall be true on and as of the date hereof; and

(d) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 4. No Other Amendment. Except for the amendments set forth above and those contained in the First Amendment to Credit Agreement dated October 30, 2008 (“First Amendment”), the Second Amendment to Credit Agreement dated February 20, 2009 (“Second Amendment”), and the Third Amendment to Credit Agreement dated May 1, 2009 (“Third Amendment”), the text of the Credit Agreement shall remain unchanged and in full force and effect. On and after the Fourth Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment and this Amendment. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement, the First Amendment, the Second Amendment, the Third Amendment and this Amendment shall be construed together as a single agreement. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrower and the Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, and the other Loan Documents being hereby ratified and affirmed. The Borrower and the Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 5. Representations and Warranties. The Borrower and the Guarantors hereby represent and warrant to each of the Lenders as follows:

(a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof.

(b) The Borrower and the Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and the Guarantors and constitutes the legal, valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance by the Borrower and the Guarantors hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or any Guarantor that is a corporation, the articles of organization or operating agreement of any Guarantor that is a limited liability company, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrower and the Guarantors are or may become bound.

SECTION 6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 8. Effective Date. This Amendment shall be effective as of September 30, 2009 (“Fourth Amendment Effective Date”).

SECTION 9. Amendment Fee. On the date hereof, the Borrower and the Guarantors shall pay to the Administrative Agent for the ratable account of each Lender an amendment fee in an amount equal to the product of: (i) the amount of such Lender’s Revolver Commitment, times (ii) 0.25%.

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

THE ST. JOE COMPANY

By: /s/ Stephen W. Solomon

Name: Stephen W. Solomon

Title: Senior Vice President and Treasurer

[CORPORATE SEAL]

ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C.

By: /s/ Stephen W. Solomon

Name: Stephen W. Solomon

Title: Senior Vice President and Treasurer

[CORPORATE SEAL]

ST. JOE FINANCE COMPANY

By: /s/ Stephen W. Solomon
Name: Stephen W. Solomon
Title: Senior Vice President and Treasurer

[CORPORATE SEAL]

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent and as a Lender

By: /s/ Christopher E. Verwoerdt (SEAL)
Name: Christopher E. Verwoerdt
Title: Senior Vice President